Exhibit 5.2

May 12, 2005

City Telecom (H.K.) Limited

13-16th Floors

TransAsia Centre

18 Kin Hong Street

Kwai Chung

Hong Kong

Dear Sirs,

Re: U.S.$125,000,000 aggregate principal amount 8.75% Senior Notes due 2015 of City Telecom (H.K.) Limited

We have acted as Hong Kong counsel to City Telecom (H.K.) Limited (the “Company”) as well as its Hong Kong subsidiaries listed in Schedule A attached hereto (the “HK Guarantors”), in connection with the issuance and exchange (the “Exchange Offer”) of up to U.S. $125,000,000 aggregate principal amount of the Company’s 8.75% Senior Notes due 2015 that have been registered under the U.S. Securities Act of 1933 (the “Exchange Notes”) for an equal principal amount of the Company’s 8.75% Senior Notes due 2015 outstanding on the date hereof (the “Private Notes”), issued pursuant to the Indenture, dated as of January 20, 2005, by and among the Company, as issuer, the subsidiary guarantors named therein (the “Subsidiary Guarantors”), as guarantors, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.

For the purposes of this opinion, we have examined the following:

1.1	the indenture dated January 20, 2005 relating to the Private Notes and the Exchange Notes (the “Indenture”);

1.2	the registration statement on Form F-4 and Form S-4 (File No. 333-123432) relating to the Exchange Offer (the “Registration Statement”);

1.3	the certificate of incorporation, the certificate of incorporation on change of name (if any), the memorandum and articles of association of each of the Company and the HK Guarantors as set forth in Part A of Schedule 2 hereto;

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May 12, 2005

1.4	board resolutions of each of the Company and the HK Guarantors as set forth in Part B of Schedule 2 hereto (“Resolutions”);

1.5	the results of a search of the file of each of the Company and the HK Guarantors kept at the Companies Registry of Hong Kong as at May 10, 2005; and

1.6	the results of a search at the Official Receiver’s Office of Hong Kong for winding-up petitions presented against each of the Company and the HK Guarantors as at May 10, 2005.

2.	For purposes of this opinion, we have assumed, without any independent investigation and verification:

2.1	that all information provided to us is true and accurate, all signatures, seals and chops are genuine and have been duly affixed, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies conform to the authentic originals which are authentic and complete and have not been amended, superseded, revoked or revised in any manner;

2.2	the accuracy of all statements, representations and warranties contained in the Indenture and, that all the terms and conditions of the Indenture will be performed and observed by all parties thereto;

2.3	that the Resolutions were duly passed by the directors of the Company and the HK Guarantors at board meetings duly convened and held and at which duly qualified quorum were present throughout, that the directors’ decisions were taken on reasonable grounds for believing that the transactions contemplated thereby would benefit the Company and the HK Guarantor, and that such Resolutions have not been amended, revoked or superseded and are in full force and effect;

2.4	that each party to the Indenture (other than the Company and the HK Guarantors) has the power to enter into and perform the Indenture and to consummate the transactions contemplated thereby and that the Indenture has been duly authorized, executed and delivered by, and constitutes legal, valid and binding obligations of, each such party under all applicable laws;

2.5	that the information revealed by our searches at the Companies Registry of Hong Kong referred to in paragraphs 1.5-1.6 above was accurate and complete as at the respective date of the searches and such information has not since then been altered or added to and that such searches did not fail to disclose any information which had been delivered for filing at the time of the relevant searches;

2.6

that there are no corporate, contractual or similar arrangements (whether formal or informal) binding on any party to the Indenture or any other third party rights or interests in, or in respect of the rights, assets or interests of the Company and the HK

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Guarantors, which would affect the conclusions stated in this opinion or which modify or supersede any of the terms of the Indenture;

2.7	that no party to the Indenture entered into or was induced to enter into them by fraud, misrepresentation or undue, improper or unlawful influence or on the basis of a mistake of fact or law or believing the Indenture to be fundamentally different in substance or in kind from what it is and/or they are; and

2.8	that the Indenture was entered into in good faith, for bona fide commercial purposes on arms-length terms, for the purpose of carrying on the relevant parties’ business and for their benefit and interest.

3.	Based upon the foregoing and subject to qualifications hereinafter expressed, we are of the opinion that:

3.1	each of the Company and the HK Guarantors is duly incorporated and validly existing under the laws of Hong Kong;

3.2	the Company has full corporate power and authority under the laws of Hong Kong and its memorandum and articles of association to issue the Exchange Notes and such Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company; and

3.3	each of the HK Guarantors has full corporate power and authority under the laws of Hong Kong and its memorandum and articles of association to enter into and perform its obligations pursuant to the Registration Statement and the Subsidiary Guarantees of the Exchange Notes (the “Exchange Guarantees”) and when the Registration Statement has become effective under the U.S. Securities Act of 1933 such Exchange Guarantees will have been duly authorized by all necessary corporate action on the part of each HK Guarantor and validly, executed, issued and delivered.

4.	Our opinion set out herein is subject to the following qualifications and reservations:

4.1	We express no opinion as to matters of fact.

4.2	We express no opinion as to any law other than the laws of Hong Kong.

4.3	A company search at the Companies Registry or a winding-up search at the Official Receiver’s Office of Hong Kong may not be capable of revealing whether or not a winding-up petition has been presented against the Obligors. Notice of a winding-up order or resolution and notice of the appointment of a receiver may not be filed at the Companies Registry or the Official Receiver’s Office of Hong Kong immediately and there may be delay in the relevant notice appearing on the relevant file.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinion expressed herein of any development or circumstance of any kind including any change of law or fact

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May 12, 2005

that may occur after the date of this opinion even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus contained therein. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

Jones Day

City Telecom (H.K.) Limited

May 12, 2005

SCHEDULE 1

List of HK Guarantors

1.	Hong Kong Broadband Network Limited

2.	Excel Billion Profits Limited

3.	Hong Kong Television Network Limited

4.	Hong Kong Broadband Television Company Limited

5.	Hong Kong Broadband Phone Limited

6.	IDD 1600 Company Limited

7.	CTI Marketing Company Limited

8.	iStore.com Limited

9.	TeachOnNet.com Limited

10.	CTI International Limited

11.	BBTV Company Limited

12.	Warwick Gold Enterprises Limited

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SCHEDULE 2

Part A

1.	the certificate of incorporation, the memorandum and articles of association of the Company dated July 16, 2003 and May 19, 1992 respectively;

2.	the certificate of incorporation, the certificate of incorporation on change of name, the memorandum and articles of association of Hong Kong Broadband Network Limited dated August 23, 1999, September 20, 1999 and August 23, 1999 respectively;

3.	the certificate of incorporation, the memorandum and articles of association of Excel Billion Profits Limited dated October 8, 1999;

4.	the certificate of incorporation, the memorandum and articles of association of Hong Kong Television Network Limited dated May 7, 2003 respectively;

5.	the certificate of incorporation, the memorandum and articles of association of Hong Kong Broadband Television Company Limited dated March 5, 2004 respectively;

6.	the certificate of incorporation, the memorandum and articles of association of Hong Kong Broadband Phone Limited dated August 16, 2004;

7.	the certificate of incorporation, the certificate of incorporation on change of name, the memorandum and articles of association of IDD1600 Company Limited dated November 4, 1998, April 23, 2003 and November 4, 1998 respectively;

8.	the certificate of incorporation, two certificates of incorporation on change of name, the memorandum and articles of association of CTI Marketing Company Limited dated August 23, 1999, October 29, 1999, January 25, 2002 and August 23, 1999 respectively;

9.	the certificate of incorporation, the memorandum and articles of association of iStore.com Limited dated September 17, 1999;

10.	the certificate of incorporation, the certificate of incorporation on change of name, the memorandum and articles of association of TeachOnNet.com Limited dated March 6, 2000, September 18, 2000 and March 6, 2000 respectively;

11.	the certificate of incorporation, the memorandum and articles of association of CTI International Limited dated August 23, 1999;

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12.	the certificate of incorporation, the certificate of incorporation on change of name, the memorandum and articles of association of BBTV Company Limited dated August 27, 2001, May 14, 2003 and August 27, 2001 respectively; and

13.	the certificate of incorporation, the memorandum and articles of association of Warwick Gold Enterprises Limited dated November 4, 1998.

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Part B

1.	board resolutions of the Company dated December 3, 2004 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of the Company;

2.	board resolutions of Hong Kong Broadband Network Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of Hong Kong Broadband Network Limited;

3.	board resolutions of Excel Billion Profits Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of Excel Billion Profits Limited;

4.	board resolutions of Hong Kong Television Network Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of Hong Kong Television Network Limited;

5.	board resolutions of Hong Kong Broadband Television Company Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of Hong Kong Broadband Television Company Limited;

6.	board resolutions of Hong Kong Broadband Phone Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of Hong Kong Broadband Phone Limited;

7.	board resolutions of IDD1600 Company Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of IDD 1600 Company Limited;

8.

board resolutions of CTI Marketing Company Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process

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and authorizing a director/directors to execute the Transaction Documents on behalf of CTI Marketing Company Limited;

9.	board resolutions of iStore.com Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of iStore.com Limited;

10.	board resolutions of TeachOnNet.com Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of TeachOnNet.com Limited;

11.	board resolutions of CTI International Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of CTI International Limited;

12.	board resolutions of BBTV Company Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of BBTV Company Limited; and

13.	board resolutions of Warwick Gold Enterprises Limited dated January 11, 2005 approving the terms and conditions of the Transaction Documents and the Notes; appointing CT Corporation System as its authorized agent for service of process and authorizing a director/directors to execute the Transaction Documents on behalf of Warwick Gold Enterprises Limited.